EXHIBIT 12.1


SUMMIT PROPERTIES PARTNERSHIP, L.P.
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
SIX MONTHS ENDED JUNE 30, 2001
(Dollars In thousands)

Earnings:
       Net Income....................................................  $ 34,467
       Interest:
          Expense incurred...........................................    20,157
          Amortization of deferred financing costs...................       697
          Rental fixed charges.......................................       169
                                                                       --------

          Total......................................................  $ 55,490
                                                                       ========


Fixed charges:
       Interest expense..............................................  $ 20,157
       Interest capitalized..........................................     6,363
       Dividends to preferred unitholders in
         Operating Partnership.......................................     6,210
       Rental fixed charges..........................................       169
       Amortization of deferred financing costs......................       697
                                                                       --------

          Total......................................................  $ 33,596
                                                                       ========


Ratio of earnings to fixed charges...................................      1.65
                                                                       ========